Worthington Reports First Quarter Fiscal 2015 Results

COLUMBUS, OH--(Marketwired - Sep 24, 2014) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $862.4 million and net earnings of $44.2 million, or $0.63 per diluted share, for its fiscal 2015 first quarter ended August 31, 2014. In last year's first quarter, the Company reported net sales of $692.3 million and net earnings of $54.6 million, or $0.76 per diluted share. Net earnings in the current quarter include pre-tax impairment and restructuring charges totaling $2.1 million, which reduced earnings per diluted share by $0.02. Net earnings in the first quarter of the prior year included an $11.0 million pre-tax gain and a $4.5 million favorable tax adjustment related to the acquisition of an additional 10% interest in the laser welded blanks joint venture, TWB, in July of 2013. The impact of these two items netted with restructuring and impairment charges increased earnings by $0.18 per diluted share in the prior year quarter.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	1Q 2015	4Q 2014	1Q 2014
Net sales	$862.4	$891.0	$692.3
Operating income	52.2	32.3	38.6
Equity income	27.9	22.2	27.0
Net earnings	44.2	33.2	54.6
Earnings per share	$0.63	$0.47	$0.76

"Our company reported very good results for our first quarter as we work to deliver consistent earnings growth," John McConnell, Chairman and CEO, said. "Our Steel Processing business led the way with strong volumes from the automotive market. Pressure Cylinders' recent acquisitions in the oil and gas equipment market are helping drive their results along with increased volumes in the non-refillable refrigerant and heating systems products. While the Engineered Cabs business continues to operate in a weak market, we are seeing some improvement in their operations." McConnell added, "Our joint ventures performed well with Serviacero and WAVE as solid contributors."

Worthington Industries
September 24, 2014

Consolidated Quarterly Results

Net sales for the first quarter were $862.4 million, up 25% from the comparable quarter in the prior year, when net sales were $692.3 million. The increase was driven largely by the consolidation of TWB and increased volume in Steel Processing, and the acquisitions in Pressure Cylinders.

Gross margin for the current quarter was $129.5 million, an increase of $18.5 million over the prior year quarter. Gross margin in the current quarter benefited from a higher spread between average selling prices and material cost due in part to a more favorable product mix in Pressure Cylinders and higher inventory holding gains in Steel Processing.

Operating income for the current quarter was $52.2 million, an increase of $13.6 million from the prior year quarter, as the improvement in gross margin was partially offset by a $3.7 million increase in SG&A expense due to the impact of acquisitions. Operating income in the current period included a pre-tax impairment charge of $2.0 million related to the Company's stainless steel business, Precision Specialty Metals.

Interest expense was $9.5 million for the current quarter, compared to $6.2 million in the comparable period in the prior year. The increase was due to the impact of higher average debt levels and higher average interest rates resulting from an increase in the usage of long-term debt versus short-term debt.

Equity in net income from unconsolidated joint ventures increased $1.0 million over the prior year quarter to $27.9 million on net sales of $392.6 million. The overall increase was driven by Serviacero and WAVE, where Worthington's portion of equity income increased by $1.9 million and $1.3 million, respectively. However, income from ClarkDietrich decreased $0.9 million on lower volumes. Additionally, the consolidation of TWB lowered equity income by $1.8 million in the current quarter.

Worthington Industries
September 24, 2014

Income tax expense was $22.1 million in the current quarter compared to $13.9 million in the comparable quarter in the prior year. The increase was due primarily to the favorable tax impact associated with the consolidation of TWB in the prior year quarter. The current quarter tax expense reflected an effective rate of 32.8% compared to 28.9% for the prior year quarter.

Balance Sheet

Total debt of $666.6 million at quarter end was essentially flat from May 31, 2014. The Company had $146.9 million of cash at quarter end, a portion of which will be used to repay $100.0 million of current notes due in December 2014.

Quarterly Segment Results

Steel Processing's net sales of $552.3 million were up 37%, or $149.9 million, from the prior year quarter primarily due to the consolidation of TWB and increased sales in the automotive market. Operating income increased by $13.2 million to $35.9 million due primarily to the increase in volume, the consolidation of TWB, and higher inventory holding gains.

Pressure Cylinders' net sales of $249.0 million were up 15%, or $32.1 million, from the comparable prior year quarter driven by recent acquisitions and higher average selling prices. Operating income increased slightly over the prior year quarter to $19.6 million, as the combined favorable impact of our improved product mix, higher selling prices and recent acquisitions were offset by an increase in manufacturing and SG&A expense.

Engineered Cabs' net sales increased $1.1 million in the current quarter to $49.6 million on higher volumes. Operating loss in the current quarter increased $1.8 million to $2.1 million as the overall increase in net sales was more than offset by higher manufacturing expense, related to the ramp up of new production and process improvement initiatives.

The "Other" category includes the Construction Services and Energy Innovations operating segments, as well as non-allocated corporate expenses. Operations in the "Other" category reported net sales of $11.6 million, a decrease of $12.9 million from the prior year quarter, mostly due to reductions in the Construction Services business. The "Other" category reported an operating loss of $1.1 million driven by losses within Construction Services.

Worthington Industries
September 24, 2014

Recent Business Developments

•
On August 1, 2014, the Company acquired Midstream Equipment Fabrication, LLC (MEF) for cash consideration of $35.2 million and the assumption of certain liabilities.  MEF manufactures patented horizontal heated and high pressure separators used to separate oilfield fluids and gas for customers drilling in the Eagle Ford Shale and is well-situated to serve customers in the Permian Basin.

•
On July 31, 2014, the Company acquired James Russell Engineering Works, Inc. (JRE) for cash consideration of $1.6 million.  JRE manufactures aluminum and stainless steel cryogenic transport trailers used for hauling liquid oxygen, nitrogen, argon, hydrogen and liquefied natural gas (LNG) for top producers and distributors of industrial gases and LNG.

•	During the quarter, the Company repurchased a total of 490,800 common shares for $20.1 million at an average price of $40.90.

•	On September 24, 2014, the board of directors declared a quarterly dividend of $0.18 per share payable on December 29, 2014 to shareholders of record on December 15, 2014.

Outlook

"We anticipate continued steady volumes from the automotive markets, as light vehicle sales have increased, due to some strengthening in parts of the economy and improving consumer confidence," McConnell said. "In Pressure Cylinders, we are well positioned to deliver natural gas storage and production equipment at the well site, through transportation and distribution solutions in LNG, and with products that convert natural gas to fuel. We believe that there are excellent growth opportunities across many of the energy-related markets, which we will continue to pursue organically and through acquisitions."

Conference Call

Worthington will review first quarter results during its quarterly conference call on September 25, 2014, at 10:30 a.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Worthington Industries
September 24, 2014

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion. Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions, scuba diving and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 10,000 people and operates 80 facilities in 10 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Worthington Industries
September 24, 2014

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in these markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2014.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended
	August 31,
	2014	2013
Net sales	$862,414	$692,291
Cost of goods sold	732,907	581,327
Gross margin	129,507	110,964
Selling, general and administrative expense	75,255	71,540
Impairment of long-lived assets	1,950	4,641
Restructuring and other income	(7)	(3,997)
Joint venture transactions	107	142
Operating income	52,202	38,638
Other income (expense):
Miscellaneous income	323	10,937
Interest expense	(9,516)	(6,240)
Equity in net income of unconsolidated affiliates	27,924	26,951
Earnings before income taxes	70,933	70,286
Income tax expense	22,113	13,933
Net earnings	48,820	56,353
Net earnings attributable to noncontrolling interest	4,652	1,796
Net earnings attributable to controlling interest	$44,168	$54,557

Basic
Average common shares outstanding	67,567	69,601
Earnings per share attributable to controlling interest	$0.65	$0.78

Diluted
Average common shares outstanding	69,738	72,083
Earnings per share attributable to controlling interest	$0.63	$0.76

Common shares outstanding at end of period	67,424	69,373

Cash dividends declared per share	$0.18	$0.15

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$146,921	$190,079
Receivables, less allowances of $3,024 and $3,043 at August 31, 2014 and May 31, 2014, respectively	486,005	493,127
Inventories:
Raw materials	237,427	213,173
Work in process	138,616	105,872
Finished products	91,519	90,957
Total inventories	467,562	410,002
Income taxes receivable	3,354	5,438
Assets held for sale	31,749	32,235
Deferred income taxes	23,321	24,272
Prepaid expenses and other current assets	45,632	43,769
Total current assets	1,204,544	1,198,922

Investments in unconsolidated affiliates	196,373	179,113
Goodwill	269,357	251,093
Other intangible assets, net of accumulated amortization of $40,182 and $35,506 at August 31, 2014 and May 31, 2014, respectively	153,018	145,993
Other assets	27,264	22,399
Property, plant & equipment:
Land	15,263	15,260
Buildings and improvements	217,388	213,848
Machinery and equipment	861,580	848,889
Construction in progress	32,947	32,135
Total property, plant & equipment	1,127,178	1,110,132
Less: accumulated depreciation	623,038	611,271
Property, plant and equipment, net	504,140	498,861
Total assets	$2,354,696	$2,296,381

Liabilities and equity
Current liabilities:
Accounts payable	$369,273	$333,744
Short-term borrowings	10,965	10,362
Accrued compensation, contributions to employee benefit plans and related taxes	66,973	78,514
Dividends payable	12,954	11,044
Other accrued items	60,569	49,873
Income taxes payable	17,836	4,953
Current maturities of long-term debt	101,182	101,173
Total current liabilities	639,752	589,663

Other liabilities	74,178	76,426
Distributions in excess of investment in unconsolidated affiliate	57,772	59,287
Long-term debt	554,494	554,790
Deferred income taxes	69,766	71,333
Total liabilities	1,395,962	1,351,499

Shareholders' equity - controlling interest	865,869	850,812
Noncontrolling interest	92,865	94,070
Total equity	958,734	944,882
Total liabilities and equity	$2,354,696	$2,296,381

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	August 31,
	2014	2013
Operating activities
Net earnings	$48,820	$56,353
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,367	19,460
Impairment of long-lived assets	1,950	4,641
Provision for deferred income taxes	(535)	(8,424)
Bad debt income	(203)	(481)
Equity in net income of unconsolidated affiliates, net of distributions	(6,990)	(5,915)
Net gain on sale of assets	(2,830)	(4,662)
Stock-based compensation	4,355	3,780
Excess tax benefits - stock-based compensation	(5,132)	(4,298)
Gain on previously held equity interest in TWB	-	(11,000)
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	12,752	7,655
Inventories	(51,217)	515
Prepaid expenses and other current assets	(2,872)	(2,365)
Other assets	121	436
Accounts payable and accrued expenses	41,890	40,622
Other liabilities	(5,991)	(1,853)
Net cash provided by operating activities	54,485	94,464

Investing activities
Investment in property, plant and equipment	(23,873)	(13,354)
Investment in notes receivable	(5,000)	-
Acquisitions, net of cash acquired	(36,550)	52,957
Distributions from (investments in) unconsolidated affiliates	(3,800)	5,555
Proceeds from sale of assets and insurance	265	7,647
Net cash provided (used) by investing activities	(68,958)	52,805

Financing activities
Net proceeds from (repayments of) short-term borrowings	555	(51,541)
Principal payments on long-term debt	(302)	(284)
Proceeds from (payments for) issuance of common shares	(1,020)	2,201
Excess tax benefits - stock-based compensation	5,132	4,298
Payments to noncontrolling interest	(2,867)	(1,763)
Repurchase of common shares	(20,071)	(30,516)
Dividends paid	(10,112)	-
Net cash used by financing activities	(28,685)	(77,605)

Increase (decrease) in cash and cash equivalents	(43,158)	69,664
Cash and cash equivalents at beginning of period	190,079	51,385
Cash and cash equivalents at end of period	$146,921	$121,049

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.
	Three Months Ended
	August 31,
	2014	2013
Volume:
Steel Processing (tons)	905	720
Pressure Cylinders (units)	20,754	20,847

Net sales:
Steel Processing	$552,331	$402,441
Pressure Cylinders	248,959	216,900
Engineered Cabs	49,554	48,461
Other	11,570	24,489
Total net sales	$862,414	$692,291

Material cost:
Steel Processing	$394,892	$287,712
Pressure Cylinders	118,437	101,580
Engineered Cabs	22,022	22,107

Selling, general and administrative expense:
Steel Processing	$31,900	$28,819
Pressure Cylinders	35,013	30,637
Engineered Cabs	6,824	6,892
Other	1,518	5,192
Total selling, general and administrative expense	$75,255	$71,540

Operating income (loss):
Steel Processing	$35,869	$22,663
Pressure Cylinders	19,606	19,454
Engineered Cabs	(2,145)	(304)
Other	(1,128)	(3,175)
Total operating income	$52,202	$38,638

The following provides detail of impairment of long-lived assets, restructuring and other expense (income), and joint venture transactions included in operating income by segment presented above.

	Three Months Ended
	August 31,
	2014	2013
Impairment of long-lived assets:
Steel Processing	$1,950	$4,641
Pressure Cylinders	-	-
Engineered Cabs	-	-
Other	-	-
Total impairment of long-lived assets	$1,950	$4,641

Restructuring and other expense (income):
Steel Processing	$(30)	$(4,762)
Pressure Cylinders	23	402
Engineered Cabs	-	-
Other	-	363
Total restructuring and other income	$(7)	$(3,997)

Joint venture transactions:
Steel Processing	$-	$-
Pressure Cylinders	-	-
Engineered Cabs	-	-
Other	107	142
Total joint venture transactions	$107	$142